Exhibit 4.1

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into and effective as of June 27, 2022 by and among Global Cord Blood Corporation, a Cayman Islands exempted company (“Buyer”), Cellenkos, Inc., a Delaware corporation (the “Company”), and                     (“Seller”). Each of Buyer, the Company and Seller is herein referred to as a “Party” and collectively the “Parties”.

Recitals

A.    The Parties entered into a Stock Purchase Agreement dated as of April 29, 2022 (the “SPA”).

B.    The Parties wish to enter into this Amendment to amend certain provision in the SPA.

Agreement

In consideration of the foregoing and mutual premises and covenants contained herein, each Party hereby agrees as follows:

1.	Section 7.4(b) of the SPA shall be replaced by the following paragraph in its entirety.

7.4(b) by either Buyer or Seller, if Closing has not occurred on or before the ninetieth (90th) day after the date of this Agreement (the “Outside Date”).

2.     Sections 10.1, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 shall apply to this Amendment, mutatis mutandis.

3.     Except as amended by this Amendment, the SPA shall remain in full force and effect in accordance with its terms. References to the SPA under the SPA shall mean the SPA as amended by this Amendment.

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(Signature Pages Follow)

IN WITNESS WHEREOF, each Party has executed this First Amendment to Stock Purchase Agreement effective as of the date first written above.

GLOBAL CORD BLOOD CORPORATION

Name:
Title:

IN WITNESS WHEREOF, each Party has executed this First Amendment to Stock Purchase Agreement effective as of the date first written above.

CELLENKOS, INC.

Name:
Title:

IN WITNESS WHEREOF, each Party has executed this First Amendment to Stock Purchase Agreement effective as of the date first written above.

Name:
Title: